Exhibit 10.22

FORM OF

TAX RECEIVABLE AGREEMENT

between

WESTON PRESIDIO V, L.P.

and

RE/MAX HOLDINGS, INC.

Dated as of         , 2013

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Table of Contents

(continued)

		Page
Section 7.13	Change in Law	31
Section 7.14	Independent Nature of Rights and Obligations	31
Exhibit A: Joinder
Annex A: List of Common Unit Holders
Exhibit B: List of Pre-IPO Asset Acquisitions

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”)        , dated as of , 2013, is hereby entered into by and between RE/MAX Holdings, Inc., a Delaware corporation (“Holdings”), and Weston Presidio V, L.P., a Delaware limited partnership (“WP”), and each of their respective successors and assigns hereto.

RECITALS

WHEREAS, RMCO, LLC, a Delaware limited liability company (“RMCO”), is classified as a partnership for United States (“U.S.”) federal income tax purposes and, prior to the date hereof, WP held Class A preferred units in RMCO, RIHI, Inc., a Delaware corporation (“RIHI”), held Class B common units in RMCO, and RMCO engaged in certain Pre-IPO Asset Acquisitions;

WHEREAS, as of the date hereof, RMCO has recapitalized itself (the “Recapitalization”) pursuant to the Restated RMCO Partnership Agreement (as defined herein) and, as a result of the Recapitalization, (i) WP has received newly issued preferred units in RMCO (“Preferred Units”) and newly issued common units in RMCO (“Common Units”) in exchange for WP’s prior Class A preferred units in RMCO and (ii) RIHI has received Common Units in exchange for RIHI’s prior Class B common units in RMCO;

WHEREAS, as of the date hereof, and exclusive of the Over-Allotment Option (as defined below), Holdings has sold its Class A shares (“Class A Shares”) to public investors in an initial public offering (“IPO”) and has used $27,305,000 of the net proceeds received from the IPO (the “Net IPO Proceeds”) to purchase the HBN/Tails Assets (as defined herein);

WHEREAS, as of the date hereof, and following the Recapitalization, the IPO, and Holdings’ purchase of the HBN/Tails Assets, Holdings has subsequently contributed the HBN/Tails Assets (the “HBN/Tails Contribution”) to RMCO in exchange for Common Units worth $27,305,000 pursuant to that certain Contribution Agreement (as defined herein);

WHEREAS, as of the date hereof, and following the HBN/Tails Contribution, Holdings has used the remaining Net IPO Proceeds that were left over following its purchase of the HBN/Tails Assets (the “Remaining Net IPO Proceeds”) to purchase newly issued Common Units from RMCO pursuant to that certain Common Unit Purchase Agreement (as defined herein);

WHEREAS, following RMCO’s receipt of the Remaining Net IPO Proceeds from Holdings in exchange for RMCO’s delivery of newly issued Common Units to Holdings, RMCO has used $49,850,000 of the Remaining Net IPO Proceeds to first completely liquidate the Preferred Units held by WP, including to satisfy the liquidation preference associated with the Preferred Units (the “WP Preferred Unit Liquidation”) and;

WHEREAS, following the WP Preferred Unit Liquidation, RMCO has used the rest of the Remaining Net IPO Proceeds to redeem Common Units held by RIHI (the “RIHI Initial Common Unit Redemption”) and to redeem Common Units held by WP (the “WP Initial Common Unit Redemption”);

WHEREAS, on and after the date hereof, Holdings may issue additional Class A shares in connection with the IPO as a result of the exercise by the underwriters of their over-allotment option (the “Over-Allotment Option”) and, if the Over-Allotment Option is in fact exercised in whole or in part, any additional net proceeds (the “Net Over-Allotment Proceeds”) shall also be used by Holdings to purchase newly issued Common Units from RMCO pursuant to the Common Unit Purchase Agreement;

WHEREAS, following RMCO’s receipt of any Net Over-Allotment Proceeds from Holdings in exchange for RMCO’s delivery of newly issued Common Units to Holdings, RMCO will, in turn, use such Net Over-Allotment Proceeds to redeem additional Common Units held by RIHI (the “RIHI Follow-On Common Unit Redemption”) and, to the extent that WP’s membership interest in RMCO is not otherwise completely redeemed in the WP Initial Common Unit Redemption, to redeem Common Units held by WP (the “WP Follow-On Common Unit Redemption”);

WHEREAS, on and after the date hereof, RIHI has the right to have its remaining Common Units redeemed by RMCO, or under certain circumstances acquired by Holdings, pursuant to Article XI of the Restated RMCO Partnership Agreement (the “RIHI Redemption Right”);

WHEREAS, the Parties (as defined herein) desire to make certain arrangements with respect to the Realized Tax Benefits and Realized Tax Detriments (as each of those terms is defined herein), if any, associated with the foregoing relationships, agreements, and transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Advisory Firm” means an accounting firm or law firm that, in either case, is nationally recognized as being expert in Tax matters. Solely with respect to the Advisory Firm that may be used by Holdings in connection with the performance of its obligations under this Agreement, such Advisory Firm shall initially be proposed as KPMG, LLP, subject to review and approval by the Audit Committee. The Audit Committee may subsequently replace the Advisory Firm used by Holdings in connection with the performance of its obligations under this Agreement at any time at its discretion, subject to the consistency requirements set forth in Section 6.2 of this Agreement.

“Advisory Firm Letter” means a letter, that has been prepared by the Advisory Firm used by Holdings in connection with the performance of its obligations under this Agreement and reviewed and approved by the Audit Committee, which states that the relevant Schedules, notices or other information to be provided by Holdings to WP, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by Holdings to WP.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Audit Committee” means the independent audit committee of the Board.

“Basis Adjustment” means any adjustment to, or share of, Tax basis that Holdings may obtain in relation to a Reference Asset and that may arise:

(i) in the case of the WP IPO-Related Sale (which, for the avoidance of doubt, is composed of the WP Preferred Unit Liquidation, the WP Initial Common Unit Redemption, and, to the extent applicable, the WP Follow-On Common Unit Redemption), under Sections 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder, or comparable sections of state, local, or foreign Tax laws;

(ii) in the case of the RIHI IPO-Related Sale (which, for the avoidance of doubt, is composed of the RIHI Initial Common Unit Redemption and, to the extent applicable, the RIHI Follow-On Common Unit Redemption), under Sections 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder, or comparable sections of state, local, or foreign Tax laws;

(iii) in the case of any RIHI Post-IPO Sale, under either (A) Sections 755 and 1012 of the Code and the Treasury Regulations promulgated thereunder, or other applicable provisions of the Code, or comparable sections of state, local, or foreign tax laws (in situations where RMCO becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or (B) Sections 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder, or other applicable provisions of the Code, or comparable sections of state, local, or foreign Tax laws (in situations where RMCO remains in existence as an entity for U.S. federal income tax purposes);

(iv) in the case of the WP IPO-Related Sale, the RIHI IPO-Related Sale, or any RIHI Post-IPO Sale, as a result of Holdings’ effective acquisition of a share of any Pre-Existing Tax Basis (and to the extent that such acquisition of Pre-Existing Tax Basis is not otherwise already accounted for as a Basis Adjustment under any of the preceding clauses (i), (ii), or (iii), as applicable); or

(v) with respect to any Tax Benefit Payments made by Holdings to WP pursuant to this Agreement (excluding amounts accounted for as Imputed Interest and any Actual Interest Amounts).

Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from any transaction that is subject to clause (iii) above (including any Basis Adjustments that result under clause (iv) or (v) above by reason of a transaction described in clause (iii) above) shall be determined without regard to any Pre-Exchange Transfer and as if any such Pre-Exchange Transfer had not occurred, to the extent that such Pre-Exchange Transfer resulted in the partial or complete elimination of a future Basis Adjustment that Holdings would have otherwise obtained pursuant to the terms of this Agreement.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the Board of Directors of Holdings.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change Notice” is defined in Section 3.5(a) of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto, is or becomes the Beneficial Owner, directly or indirectly, of equity interests of Holdings representing more than 50% of the combined voting power represented by all issued and outstanding equity interests in Holdings; provided, that RIHI’s ownership of Class B shares of Holdings as of the date hereof, and RIHI’s potential future ownership of any Class A Shares that may arise as a result of a RIHI Post-IPO Sale, shall not be considered, either individually or collectively, to cause a Change of Control; or

(ii) less than a majority of the members of the Board shall be individuals who are either (x) members of such Board at the time of the completion of the IPO or (y) members of the Board whose election, or nomination for election by the stockholders of Holdings, was approved by a vote of at least a majority of the members of the Board then in office who are individuals described in clause (x) above or in this clause (y), other than any individual whose nomination or appointment under this clause (y) occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the Board (other than any such solicitation made by the Board); or

(iii) there is consummated a merger or consolidation of Holdings with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Holdings immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the shareholders of Holdings approve a plan of complete liquidation or dissolution of Holdings or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by Holdings of all or substantially all of Holdings’ assets, other than such sale or other disposition by Holdings of all or substantially all of Holdings’ assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Holdings in substantially the same proportions as their ownership of Holdings immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Shares and Class B shares of Holdings immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Holdings immediately following such transaction or series of transactions.

“Class A Shares” is defined in the recitals to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations promulgated thereunder.

“Common Units” is defined in the recitals to this Agreement.

“Common Unit Purchase Agreement” means that certain Common Unit Purchase Agreement between Holdings and RMCO and dated as of the date hereof.

“Contribution Agreement” means that certain Contribution Agreement between Holdings and RMCO and dated as of the date hereof.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Taxes” means any and all U.S. federal income taxes and U.S. state and local income and franchise taxes.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means LIBOR plus 300 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Extension Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“GAAP” means U.S. generally accepted accounting principles as consistently applied and interpreted.

“HBN/Tails Assets” means the assets purchased by Holdings from HBN, Inc. and Tails, Inc. as of the date hereof.

“HBN/Tails Contribution” is defined in the recitals to this Agreement.

“Holdings” is defined in the preamble to this Agreement.

“Holdings’ Return” means the U.S. federal or state Tax Return, as applicable, of Holdings (or any consolidated Tax Return filed for a group of which Holdings is a member) filed with respect to Taxes for any Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of Holdings that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the relevant Holdings’ Returns but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for the Taxable Year, and (ii) excluding any deduction attributable to Imputed Interest or Actual Interest Amounts for the Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any of the items described in the previous sentence.

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“Independent Directors” means the independent members of the Board.

“IPO” is defined in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Market Value” shall mean the Common Unit Redemption Price, as defined in the Restated RMCO Partnership Agreement, determined as of an Early Termination Date.

“Net IPO Proceeds” is defined in the recitals to this Agreement.

“Net Over-Allotment Proceeds” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a)(i) of this Agreement.

“Over-Allotment Option” is defined in the recitals to this Agreement.

“Parties” means the parties to this Agreement; namely, Holdings and WP, and their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any valid transfer, distribution, sale, exchange, or other disposition of Common Units by RIHI, as determined pursuant to the terms of the Restated RMCO Partnership Agreement and to a party other than RMCO or Holdings, that is treated as a taxable transaction for applicable Tax purposes.

“Pre-Existing Assets” means any of the tangible and intangible assets of RMCO that were originally acquired prior to the date hereof in connection with the Pre-IPO Asset Acquisitions.

“Pre-Existing Tax Basis” means any pre-existing Tax basis attributable to a Pre-Existing Asset.

“Preferred Unit” is defined in the recitals to this Agreement.

“Pre-IPO Asset Acquisitions” means the taxable asset acquisition transactions consummated prior to the IPO by either RIHI, RMCO, or WP, or by any of their respective Affiliates or Subsidiaries, or by any predecessor entities of their respective Affiliates or Subsidiaries (excluding Holdings), as set forth on Exhibit B to this Agreement.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Recapitalization” is defined in the recitals to this Agreement.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a) of this Agreement.

“Redemption Date” is defined in Section 2.1(c) of this Agreement.

“Reference Asset” means any tangible or intangible asset of RMCO or any of its successors or assigns, and whether held directly by RMCO or indirectly by RMCO through any entity in which RMCO now holds or may subsequently hold an ownership interest, at the time of (i) the WP IPO-Related Sale, (ii) the RIHI IPO-Related Sale, or (iii) any RIHI Post-IPO Sale. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, by reference to the Tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Remaining Net IPO Proceeds” is defined in the recitals to this Agreement and, for the avoidance of doubt, means the Net IPO Proceeds, minus the $27,305,000 used by Holdings to purchase the HBN/Tails Assets as of the date hereof.

“Reserve Notice” is defined in Section 3.5(b).

“Restated RMCO Partnership Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of RMCO, dated as of the date hereof, and entered into by and among RMCO, RIHI, and WP, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“RIHI” is defined in the recitals to this Agreement.

“RIHI Follow-On Common Unit Redemption” is defined in the recitals to this Agreement.

“RIHI Initial Common Unit Redemption” is defined in the recitals to this Agreement.

“RIHI IPO-Related Sale” is defined in Section 2.1(a) of the RIHI TRA.

“RIHI Post-IPO Sale” is defined in Section 2.1(b) of the RIHI TRA.

“RIHI Redemption Right” is defined in the recitals to this Agreement.

“RIHI TRA” means that certain Tax Receivable Agreement between Holdings and RIHI and dated as of the date hereof.

“RMCO” is defined in the recitals to this Agreement.

“Sale” means a sale of Units effected by (i) RIHI in connection with the RIHI IPO-Related Sale or any RIHI Post-IPO Sale or (ii) WP in connection with the WP IPO-Related Sale. Any reference in this Agreement to Units “Sold” is intended to denote Units subject to Sale.

“Sale Date” means the date of any Sale, which, for the avoidance of doubt, means: (i) as of the date hereof, in the case of the WP Preferred Unit Liquidation, the RIHI Initial Common Unit Redemption, and the WP Initial Common Unit Redemption; (ii) as of the date on which the underwriters exercise the Over-Allotment Option, in the case of the RIHI Follow-On Common Unit Redemption and the WP Follow-On Common Unit Redemption (to the extent that it occurs); and (iii) as of the relevant Redemption Date, in the case of a RIHI Post-IPO Sale.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest of such Person.

“Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of Holdings that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Holdings as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the closing date of the IPO.

“Taxes” means any and all U.S. federal, state and local, or foreign income taxes, or other taxes, assessments, or similar charges of any kind that are based on or measured with respect to net income or profits, and any interest related thereto.

“Taxing Authority” shall mean any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to Tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“Units” means either Preferred Units or Common Units, or both, as applicable.

“U.S.” is defined in the recitals to this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that: (1) in each Taxable Year ending on or after such Early Termination Effective Date, Holdings will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available; (2) the U.S. federal income tax rates and state income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date; (3) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by Holdings on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers; (4) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided that, in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); (5) any Subsidiary Stock will be deemed never to be disposed of; (6) if, on the Early Termination Effective Date, RIHI has Common Units that have not been Sold, then each such Common Units shall be deemed to be Sold for the Market Value of the Class A Shares on the Early Termination Effective Date, and RIHI shall be deemed to receive the amount of cash RIHI would have been entitled to pursuant to Section 4.3(a) of the RIHI TRA had such Common Units actually been Sold on the Early Termination Effective Date; and (7) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

“WP” is defined in the preamble to this Agreement.

“WP Follow-On Common Unit Redemption” is defined in the recitals to this Agreement.

“WP Initial Common Unit Redemption” is defined in the recitals to this Agreement.

“WP IPO-Related Sale” is defined in Section 2.1(a) of this Agreement.

“WP Preferred Unit Liquidation” is defined in the recitals to this Agreement.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Tax Characterization of Transactions; Basis Adjustments. For purposes of determining the Tax liability of each of the relevant Parties and the amount of any Realized Tax Benefits or Realized Tax Detriments under this Agreement, the Parties agree as follows:

(a) WP IPO-Related Sale. Holdings and WP will each treat Holdings’ purchase of newly issued Common Units from RMCO, followed by (i) the WP Preferred Unit Liquidation, (ii) the WP Initial Common Unit Redemption, and (iii) to the extent that the Over-Allotment Option is exercised and WP’s membership interest in RMCO is not otherwise completely redeemed in the WP Initial Common Unit Redemption, the WP Follow-On Common

Unit Redemption (collectively, the “WP IPO-Related Sale”), as Holdings’ direct purchase of Preferred Units and Common Units from WP pursuant to Section 707(a)(2)(B) of the Code that will give rise to Basis Adjustments. For purposes of the WP Preferred Unit Liquidation and the WP Initial Common Unit Redemption, Holdings and WP shall treat the gain recognized by WP and the Basis Adjustments obtained by Holdings as occurring as of the date hereof. For purposes of the WP Follow-On Common Unit Redemption (to the extent that it actually occurs), Holdings and WP shall treat the gain recognized by WP and the Basis Adjustments obtained by Holdings as occurring as of the date on which the WP Follow-On Common Unit Redemption occurs (which may be as of the date hereof or as of some other date up to 30 calendar days following the date hereof, depending upon whether and when the underwriters exercise the Over-Allotment Option). The aggregate sales proceeds that will be treated as received by WP from Holdings in connection with the WP IPO-Related Sale shall equal the portion of the Remaining Net IPO Proceeds received by WP from RMCO in connection with the WP Preferred Unit Liquidation and the WP Initial Common Unit Redemption, and the portion of the Net Over-Allotment Proceeds received by WP from RMCO in connection with the WP Follow-On Common Unit Redemption (to the extent that it actually occurs), and such sales proceeds shall be allocated based on the number of Preferred Units or Common Units treated as sold by WP to Holdings in each such transaction. Subject only to any principles contained in IRS Revenue Ruling 84-53 that might otherwise require a different result, the aggregate amount of gain recognized by WP in connection with the WP IPO-Related Sale shall be determined by allocating an equal portion of WP’s aggregate adjusted tax basis held in its Preferred Units and Common Units to each Preferred Unit and Common Unit treated as sold by WP to Holdings in the WP Preferred Unit Liquidation, the WP Initial Common Unit Redemption, and the WP Follow-On Redemption (to the extent that it actually occurs). In connection with the WP IPO-Related Sale, unless WP affirmatively elects out of the installment method under Section 453 of the Code by delivering written notice to Holdings by no later than January 31st, 2014, WP and Holdings will not take into account the fair market value of any payments to be made under this Agreement in determining the gain recognized by WP in respect of the WP IPO-Related Sale or in determining Holdings’ related Basis Adjustments.

(b) Pre-IPO Asset Acquisitions. In the case of the WP IPO-Related Sale, Holdings and WP will treat Holdings’ effective acquisition of a share of any Pre-Existing Tax Basis with respect to any Pre-Existing Asset as giving rise to a Basis Adjustment, to the extent that Holdings’ acquisition of such Pre-Existing Tax Basis has not already otherwise effectively been accounted for as part of a Basis Adjustment made pursuant to Section 2.1(a). For the avoidance of doubt, the HBN/Tails Contribution shall not give rise to a Basis Adjustment because the HBN/Tails Contribution will not result in Holdings’ acquisition of a share of any Pre-Existing Tax Basis in connection with an actual or deemed acquisition by Holdings of Common Units from WP. Furthermore, and again for the avoidance of doubt, Holdings’ acquired share of Pre-Existing Tax Basis with respect to any Pre-Existing Asset in connection with the WP IPO-Related Sale shall equal an amount that is proportionate to the ratio that (x) the total number of Preferred Units and Common Units exchanged by WP in the relevant transaction bears to (y) the total number of Preferred Units and Common Units outstanding immediately prior to such transaction, subject to any required adjustments under Section 704(c) of the Code or other applicable Code provisions. For purposes of calculating Holdings’ actual Tax liability under this Agreement, the amount of any items of amortization or deduction attributable to any Basis Adjustment that Holdings receives pursuant to this Section 2.1(b) in respect of any acquired share of Pre-Existing Tax Basis shall be determined using RMCO’s applicable recovery period for each relevant Pre-Existing Tax Asset.

(c) Payments Under Agreement. The Parties agree that (i) all Tax Benefit Payments made by Holdings to WP under this Agreement and attributable to the Basis Adjustments (excluding amounts accounted for as Imputed Interest and any Actual Interest Amounts) will be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments with respect to Reference Assets for Holdings in the year of payment and (ii) as a result, such additional Basis Adjustments will be incorporated into the relevant calculations under this Agreement for the year of payment and for future years, as appropriate. Any Tax Benefit Payments will be reported by WP using the installment method under Section 453 of the Code (to the extent applicable, and taking into account the rules under Section 453A of the Code), unless WP decides in connection with a WP IPO-Related Sale to affirmatively elect out of the installment method and to treat the fair market value of its rights to receive such Tax Benefit Payments as received on the relevant date on which such WP IPO-Related Sale occurs (the “Redemption Date”). For purposes of this Agreement, WP shall notify Holdings of any decision to affirmatively elect out of the installment method by delivering written notice to Holdings within the time period set forth in the last sentence of Section 2.1(a). For the avoidance of doubt, any Tax benefit attributable to any deduction taken by Holdings with respect to Imputed Interest or Actual Interest Amounts payable by Holdings under this Agreement shall be accounted for in connection with calculating the Realized Tax Benefits or Realized Tax Detriments under this Agreement. Notwithstanding anything herein to the contrary, unless (i) the Parties agree otherwise in writing upon the request of WP or (ii) WP provides timely written notice to Holdings that it will elect out of the installment method under Section 453, in no event shall the gross Tax Benefit Payments paid in respect of the WP IPO-Related Sale exceed 75% of the amount of the initial consideration received by WP in connection with such WP IPO-Related Sale (which, for the avoidance of doubt, shall include the amount of any cash received, and exclude the fair market value of any Tax Benefit Payments).

(d) RMCO Section 754 Election. In its capacity as the sole managing member of RMCO, Holdings will ensure that, on and after the date hereof, and continuing throughout the term of this Agreement, RMCO and each of its direct and indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable state or local law).

Section 2.2 Basis Schedules. Within ninety (90) calendar days after the filing of the U.S. federal income tax return of Holdings for the Taxable year in which the WP IPO-Related Sale occurs, Holdings shall deliver to WP a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (i) the Non-Adjusted Tax Basis of the Reference Assets as of each applicable Sale Date; (ii) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Sales effected in such Taxable Year, calculated (a) in the aggregate (including Sales attributable to both RIHI and WP), and (b) solely with respect to Sales by WP; (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable; and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable.

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of Holdings for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Holdings shall provide to WP a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability of Holdings for Covered Taxes for such Taxable Year attributable to the Basis Adjustments, Imputed Interest, and Actual Interest Amounts, as determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any Basis Adjustment, Imputed Interest, or Actual Interest Amounts shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Basis Adjustment, Imputed Interest, or Actual Interest Amounts (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year (which, for the avoidance of doubt, may result in RIHI and/or WP retaining the amount of a prior Tax Benefit Payment that was made in respect of a prior Taxable Year as originally calculated pursuant to the terms of this Agreement, even though the Hypothetical Tax Liability of Holdings on a purely “without” basis might be less as compared with the original calculation if the Non-TRA portion was otherwise applied to and allowed to affect the original “with and without” calculation made in such prior Taxable Year).

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time Holdings delivers an applicable Schedule to WP under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, Holdings shall also: (x) deliver supporting schedules and work papers, as determined by Holdings or as reasonably requested by WP, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver an Advisory Firm Letter supporting such Schedule; and (z) allow WP and its advisors to have reasonable access to the appropriate representatives, as determined by Holdings or as reasonably requested by WP, at Holdings and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, Holdings shall ensure that any Tax Benefit Schedule that is delivered to WP, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of Holdings for Covered Taxes (the “with” calculation) and the Hypothetical Tax Liability of Holdings (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which WP first received the applicable Schedule or amendment thereto unless:

(i) WP within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides Holdings with (A) written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail WP’s material objection (an “Objection Notice”) and (B) a letter from an Advisory Firm (that is different from the Advisory Firm that was used by Holdings to prepare the Schedule at issue) in support of such Objection Notice; or

(ii) WP provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Holdings.

In the event that WP timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Holdings of the Objection Notice, Holdings and WP shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from an Advisory Firm referenced in clause (i) above shall be borne solely by WP and Holdings shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Holdings: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided toWP; (iii) to comply with (A) an Expert’s determination under the Reconciliation Procedures applicable to this Agreement or (B) an Expert’s determination under the Reconciliation Procedures applicable to the RIHI TRA (as such term is defined in Section 2.4(a) of such RIHI TRA); (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Except as provided in Sections 3.4, 3.5, and 3.6, and subject to Sections 3.2 and 3.3, within five (5) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by Holdings to WP pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) of this Agreement, Holdings shall pay to WP the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire or transfer of immediately available funds to the bank account previously designated by WP or as otherwise agreed by Holdings and WP. For the avoidance of doubt, WP shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by Holdings to WP (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of: (i) the Net Tax Benefit that is Attributable to WP (including Imputed Interest calculated in respect of such amount); and (ii) the Actual Interest Amount.

(i) Attributable. A Net Tax Benefit is “Attributable” to WP to the extent that it is derived from any Basis Adjustment, Imputed Interest, or Actual Interest Amount that is attributable to the WP IPO-Related Sale (which, for the avoidance of doubt, is composed of the WP Preferred Unit Liquidation, the WP Initial Common Unit Redemption, and, to the extent applicable, the WP Follow-On Common Unit Redemption).

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made to WP under this Section 3.1. For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments Previously made to WP, WP shall not be required to return any portion of any Tax Benefit Payment previously made by Holdings to WP.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of Holdings, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the actual liability of Holdings for Covered Taxes. If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the actual liability of Holdings for Covered Taxes over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of state and local law, will apply to cause a portion of any Net Tax Benefit payable by Holdings to WP under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by Holdings to WP shall be excluded from the Hypothetical Tax Liability of Holdings for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. The “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal the amount of any Extension Rate Interest. For the avoidance of doubt, any Actual Interest Amount as determined with respect to any Net Tax Benefit payable by Holdings to WP shall be excluded from the Hypothetical Tax Liability of Holdings for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(viii) Extension Rate Interest. Subject to Section 3.4, the amount of “Extension Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for a Taxable Year will equal interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of Holdings for such Taxable Year until the date on which Holdings makes a timely Tax Benefit Payment to WP on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(ix) Default Rate Interest. In the event that Holdings does not make timely payment of all or any portion of a Tax Benefit Payment to WP on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which Holdings makes such Tax Benefit Payment to WP. For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by Holdings to WP shall be included in the Hypothetical Tax Liability of Holdings for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

Holdings and WP hereby acknowledge and agree that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable Tax purposes.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent. With respect to the amount of interest that may be payable under this Agreement, and for the avoidance of doubt, the provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year: (i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Sale Date or date on which the relevant Tax Benefit Payment was made until the due date (without extensions) for filing the U.S. federal income Tax Return of Holdings for such Taxable Year); (ii) second, at the Agreed Rate in respect of any Extension Rate Interest (from the due date (without extensions) for filing the U.S. federal income Tax Return of Holdings for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and (iii) third, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which Holdings makes the relevant Tax Benefit Payment to WP). For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be calculated or made in respect of any estimated Tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro-Ration of Payments as Between RIHI and WP.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Tax benefit of Holdings’ as calculated with respect to the Basis Adjustments, Imputed Interest, and Actual Interest Amounts is limited in a particular Taxable Year because Holdings does not have sufficient actual taxable income, then the available Tax benefit for Holdings shall be allocated among the RIHI TRA and the WP TRA in proportion to the respective Tax Benefit Payment (as defined in Section 3.1(b) of each of the RIHI TRA and the WP TRA) that would have been payable if Holdings had in fact had sufficient taxable income so that there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if Holdings had $200 of aggregate potential Tax benefits with respect to the Basis Adjustments, Imputed Interest, and Actual Interest Amounts in a particular Taxable Year (with $50 of such Tax benefits being attributable to the RIHI TRA and $150 of such Tax benefits being attributable to the WP TRA), such that RIHI would have potentially been entitled to a Tax Benefit Payment of $42.50 and WP would have been entitled to a Tax Benefit Payment of $127.50 if Holdings had $200 of taxable income, and if at the same time Holdings only had $100 of actual taxable income in such Taxable Year, then $25 of the aggregate $100 actual Tax benefit for Holdings for such Taxable Year would be allocated to the RIHI TRA and $75 of the aggregate $100 actual Tax benefit for Holdings would be allocated to the WP TRA, such that RIHI would receive a Tax Benefit Payment of $21.25 and WP would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason Holdings is not able to timely and fully satisfy its payment obligations under both the RIHI TRA and the WP TRA in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and Holdings and WP agree that (i) Holdings shall pay the same proportion of each Tax Benefit Payment (as defined in Section 3.1(b) of each of the RIHI TRA and the WP TRA) due in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

Section 3.4 Optional Estimated Payment Procedure. As long as Holdings is current in respect of its payment obligations owed under each of the RIHI TRA and the WP TRA and there are no delinquent Tax Benefit Payments outstanding in respect of prior Taxable Years, Holdings may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of Holdings for a Taxable Year and at Holdings’ option, make one or more estimated payments to WP in respect of any anticipated amounts to be owed with respect to a Taxable Year to WP pursuant to Section 3.1 of this Agreement (any such estimated payments referred to as an “Estimated Tax Benefit Payment”); provided, that any Estimated Tax Benefit Payment made to WP pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to RIHI under Section 3.4 of the RIHI TRA. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by Holdings to WP and applied against the final amount of any expected Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by Holdings to WP pursuant to this Section 3.4 shall also terminate the obligation of Holdings to make payment of any Extension Rate Interest that might have otherwise been owed with respect to the proportionate amount of the Tax Benefit Payment that is being paid off in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Extension Rate Interest, then to Imputed Interest, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.4, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased, if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by Holdings to WP along with an appropriate amount of Extension Rate Interest in respect of such increase (a “True-Up”). If the Estimated Tax Benefit Payment for a Taxable Year exceeds the finally determined Tax Benefit Payment for such Taxable Year, such excess, along with an appropriate amount of Extension Rate Interest in respect of such excess (being charged by Holdings to WP), shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by Holdings to WP. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by Holdings to WP pursuant to Section 3.1, the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 shall also be treated, in part, as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment and as of the date on which such payments are made (to the extent of the estimated Net Tax Benefit associated with such Estimated Tax Benefit Payment, less any Imputed Interest, and exclusive of any Extension Rate Interest).

Section 3.5 Suspension of Payments.

(a) Receipt of Change Notice. If any Party, or any Affiliate or Subsidiary of any Party, receives a 30-day letter, a final audit report, a statutory notice of deficiency, or similar written notice from any Taxing Authority relating to the amount of the Net Tax Benefit calculated for purposes of this Agreement, or relating to any other material Tax matter that is relevant to the terms of this Agreement and the calculation of the Tax Benefit Payments that may be payable by Holdings to WP (a “Change Notice”), prompt written notification and a copy of the relevant Change Notice shall be delivered by the Party, or its Affiliate or Subsidiary, that received such Change Notice to the other Party to this Agreement.

(b) Receipt of Reserve Notice. Prior to the delivery of any Tax Benefit Schedule or other Schedule by Holdings to WP pursuant to Section 2.4, the auditors for Holdings shall consult with the management of Holdings and, if necessary, the Advisory Firm or other legal or accounting advisors to Holdings regarding the substantive Tax issues and related conclusions that underlie the calculations related to the determination of the Tax Benefit Payments required under this Agreement. If, following such consultation, the auditors for Holdings reasonably determine that a Tax reserve or contingent liability must be established by Holdings or RMCO for financial accounting purposes (as determined in accordance with GAAP) in relation to any past or future Tax position that affects the amount of any past or future Tax Benefit Payments that have been made or that may be made under this Agreement, then the management of Holdings shall notify the Audit Committee of such determination (a “Reserve Notice”).

(c) Suspension of Payments. From and after the date on which a Change Notice or a Reserve Notice is received, any Tax Benefit Payments required to be made under this Agreement will, to the extent determined reasonably necessary by the Audit Committee after considering the potential Tax implications of the Change Notice or the Reserve Notice, be paid by Holdings to a national bank mutually agreeable to the Parties to act as escrow agent to hold such funds in escrow pursuant to an escrow agreement until a Determination is received (in the case of a Change Notice) or the relevant reserve is released or contingent liability is eliminated (in the case of a Reserve Notice). For purposes of the preceding sentence, and in particular for purposes of the Audit Committee’s determination of the amount to be placed in escrow pending a Determination (in the case of a Change Notice) or the release of a reserve or the elimination of a contingent liability (in the Case of a Reserve Notice), the Audit Committee: (i) will suspend all future Tax Benefit Payments required under this Agreement until the amount of such suspended Tax Benefit Payments at least equals 85% of the amount of the asserted deficiency in Tax owed (in the case of a Change Notice) or 85% of the amount of the reserve or contingent liability (in the case of a Reserve Notice); and (ii) upon the suspension of Tax Benefit Payments in the minimum amount contemplated by the preceding clause (i), may continue to suspend all or a portion of any future Tax Benefit Payments required under this Agreement.

(d) Release of Escrowed Funds. As of the date on which a reserve is released or contingent liability is eliminated (in the case of a Reserve Notice), and provided that no Change Notice has previously been issued and is still outstanding in relation to the same Tax position that was the subject of the Reserve Notice, the relevant escrowed funds (along with any net interest earned on such funds, and less the out-of-pocket expenses incurred by Holdings or RMCO in administering the escrow) shall be distributed to WP. If a Determination is received (in the case of a Change Notice), and if such Determination results in no adjustment in any Tax

Benefit Payments under this Agreement, and provided that no Reserve Notice has previously been issued and is still outstanding in relation to the same Tax position that was the subject of the Change Notice, then the relevant escrowed funds (along with any net interest earned on such funds, and less the out-of-pocket expenses incurred by Holdings or RMCO in administering the escrow) shall be distributed to WP. If a Determination is received (in the case of a Change Notice), and if such Determination results in an adjustment in any Tax Benefit Payments under this Agreement, and provided that no Reserve Notice has previously been issued and is still outstanding in relation to the same Tax position that was the subject of the Change Notice, then the relevant escrowed funds (along with any net interest earned on such funds) shall be distributed as follows: (i) first, to Holdings or RMCO in an amount equal to the out-of-pocket expenses incurred by Holdings or RMCO in administering the escrow and in contesting the Determination; and (ii) second, to the relevant Parties (which, for the avoidance of doubt and depending on the nature of the adjustments, may include Holdings, RMCO, or WP, or some combination thereof) in accordance with the relevant Amended Schedule prepared pursuant to Section 2.4 of this Agreement.

Section 3.6 Payments Upon a Change of Control. Upon a Change of Control, all Tax Benefit Payments shall be calculated (i) by using Valuation Assumptions (3), (4) and (5), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Effective Date” and (ii) assuming that in each Taxable Year ending on or after the closing date of such Change of Control, Holdings’ Taxable income (prior to the application of deductions arising from the Basis Adjustments, Imputed Interest, and Actual Interest Amounts) will equal the greater of (A) the actual Taxable income (prior to the application of deductions arising from the Basis Adjustments, Imputed Interest, and Actual Interest Amounts) for such Taxable Year and (B) the product of (x) four and (y) the highest taxable income (calculated without taking into account extraordinary items of income or deduction and prior to the application of deductions arising from the Basis Adjustments, Imputed Interest, and Actual Interest Amounts) in any of the four fiscal quarters ended prior to the closing date of such Change of Control. The amount determined pursuant to clause (B) of the preceding sentence shall be increased by 10% (compounded annually) for each Taxable Year beginning with the second Taxable Year following the closing date of the Change of Control and shall be adjusted on a daily pro rata basis for any short Taxable Year following the Change of Control.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Early Termination Right. With the written approval of a majority of the Independent Directors, Holdings may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to WP by paying to WP the Early Termination Payment; provided, that any Early Termination Payment made to WP pursuant to this Section 4.1(a) is matched by an Early Termination Payment to RIHI under Section 4.1(a) of the RIHI TRA and in complete termination of the RIHI TRA, and provided, further, that Holdings may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon Holdings’

payment of the Early Termination Payment, Holdings shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment).

(b) Acceleration Upon Breach of Agreement. In the event that Holdings materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be automatically accelerated and become immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such breach; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such breach. Notwithstanding the foregoing, in the event that Holdings breaches this Agreement and such breach is not a material breach of a material obligation, WP shall still be entitled to enforce all of its rights otherwise available under this Agreement, including potentially seeking an acceleration of amounts payable under this Agreement. For purposes of this Section 4.1(b), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within six (6) months of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six (6) months of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if Holdings fails to make any Tax Benefit Payment within six (6) months of the relevant Final Payment Date to the extent that Holdings has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless Holdings does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Extension Rate).

Section 4.2 Early Termination Notice. If Holdings chooses to exercise its right of early termination under Section 4.1 above, Holdings shall deliver to WP a notice of Holdings’ decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. Holdings shall also (x) deliver supporting schedules and work papers, as determined by Holdings or as reasonably requested by WP, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver an Advisory Firm Letter supporting such Early Termination Schedule; and (z) allow WP and its advisors to have reasonable access to the appropriate representatives, as determined by Holdings or as reasonably requested by WP, at Holdings and the Advisory Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which WP received such Early Termination Schedule unless:

(i) WP within thirty (30) calendar days after receiving the Early Termination Schedule, provides Holdings with (A) notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail WP’s material objection (a “Termination Objection Notice”) and (B) a letter from an Advisory Firm (that is different from the Advisory Firm that was used by Holdings to prepare the Early Termination Schedule) in support of such Termination Objection Notice; or

(ii) WP provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver is received by Holdings.

In the event that WP timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by Holdings of the Termination Objection Notice, Holdings and WP shall employ the Reconciliation Procedures. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from an Advisory Firm referenced in clause (i) above shall be borne solely by WP and Holdings shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the later of either the (i) Early Termination Reference Date or (ii) if Holdings is concurrently exercising early termination rights under the RIHI TRA, the Early Termination Reference Date pursuant to the RIHI TRA, Holdings shall pay to WP an amount equal to the Early Termination Payment. Such payment shall be made by Holdings by wire or transfer of immediately available funds to a bank account or accounts designated by WP or as otherwise agreed by Holdings and WP.

(b) Amount of Payment. The “Early Termination Payment” payable pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by Holdings to WP beginning from the Early Termination Effective Date and using the Valuation Assumptions.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Holdings to WP under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured indebtedness for borrowed money of Holdings and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Holdings that are not Senior Obligations.

Section 5.2 Late Payments by Holdings. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to WP when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable.

ARTICLE VI

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in Holdings’ and RMCO’s Tax Matters. Except as otherwise provided herein, Holdings shall have full responsibility for, and sole discretion over, all Tax matters concerning Holdings and RMCO, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Holdings shall notify WP of, and keep them reasonably informed with respect to, the portion of any Tax audit of Holdings or RMCO, or any of RMCO’s Subsidiaries, the outcome of which is reasonably expected to materially affect the Tax Benefit Payments payable to WP under this Agreement, and WP shall have the right to participate in and to monitor at its own expense (but, for the avoidance of doubt, not to control) any such portion of any such Tax audit.

Section 6.2 Consistency. All calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules, and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by Holdings and RMCO on their respective Tax Returns. WP shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including, without limitation, the terms of Section 2.1 of this Agreement and the Schedules provided to WP under this Agreement. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless Holdings and WP agree to the use of other procedures and methodologies.

Section 6.3 Cooperation. WP shall (a) furnish to Holdings in a timely manner such information, documents and other materials as Holdings may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Holdings and its representatives to provide explanations of documents and materials and such other information as Holdings or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Holdings shall reimburse WP for any reasonable third-Party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Holdings, to:

RE/MAX Holdings, Inc.

5075 S. Syracuse Street

Denver, CO 80237

Attention:	David Metzger, Chief Financial Officer
Geoffrey Lewis, General Counsel
Telephone:	(303) 770-5531
Facsimile:	(303) 796-3599

with a copy (which shall not constitute notice to Holdings) to:

Morrison & Foerster LLP

370 Seventeenth Street

Suite 5200

Denver, CO 80202

Telephone:	303-592-1500
Facsimile:	303-592-1510
Attention:	David B. Strong

If to WP:

Telephone:

Facsimile:

Attention:

with a copy (which shall not constitute notice to WP) to:

Telephone:

Facsimile:

Attention:

Any Party may change its address or fax number by giving the other Party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except with respect to the provisions of Section 3.3, 3.4, and 4.1(a), which the Parties agree will make RIHI a third-Party beneficiary of this Agreement solely to the extent that such provisions require that proportionate payments be made by Holdings to each of RIHI and WP, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law . This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignment; Amendments; Successors; Waiver.

(a) Assignment. WP may not directly or indirectly assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without the prior written consent of Holdings, which consent shall not be unreasonably withheld, conditioned, or delayed, and without such Person executing and delivering a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to succeed to the applicable portion of WP’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, further, however, that WP shall have the right to assign or transfer any interest in this Agreement without the prior written consent of Holdings to a wholly-owned subsidiary of WP or a WP Special Purpose Vehicle provided that such transferee has satisfied the Joinder Requirement. A “WP Special Purpose Vehicle” shall mean a special purpose entity formed to serve as a paying and disbursement agent for existing investors of WP based upon their investment interests in WP so long as (i) such entity designates or appoints a manager or agent or other governing body acceptable to Holdings with authority to act on behalf of the entity with regard to the rights currently held by WP under this Agreement (or WP continues to serve in such role with authority to act on behalf of such entity); and (ii) Holdings has the opportunity to review and consent to the governance procedures and other governing terms applicable both to such entity and to the manager or agent that has authority to act on behalf of the entity.

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by Holdings and WP, and solely with respect to the provisions of Sections 3.3, 3.4, and 4.1(a), to the extent that such provisions require that proportionate payments be made by Holdings to each of RIHI and WP, is approved in writing by Holdings, RIHI and WP ; provided, that, amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors. Notwithstanding the foregoing, in the case of any amendment to the RIHI TRA, the corresponding provision of this Agreement shall be automatically amended in a corresponding manner, unless WP specifies otherwise in writing after being notified in a timely manner by Holdings of such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Holdings shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Holdings, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Holdings would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by a panel of three arbitrators, of which each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Denver, Colorado.

(b) Notwithstanding the provisions of paragraph (a), any Party to this Agreement may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware, and of the U.S. District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such U.S. District Court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.8(c). Each Party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(f) Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of Section 7.9, or a Dispute within the meaning of Section 7.8, shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.8.

Section 7.9 Reconciliation. In the event that Holdings and WP are unable to resolve a disagreement with respect to a Schedule (other than an Early Termination Schedule) prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless Holdings and WP agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Holdings or WP or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with Holdings or WP or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by Holdings, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Holdings except as provided in the next sentence. Holdings and WP shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts WP’s position, in which case Holdings shall reimburse WP for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts Holdings’ position, in which case WP shall reimburse Holdings for any reasonable out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Holdings and WP and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. Holdings shall be entitled to deduct and withhold from any payment that is payable to WP pursuant to this Agreement such amounts as Holdings is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Holdings, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by Holdings to WP.

Section 7.11 Admission of Holdings Into a Consolidated Group; Transfers of Corporate Assets.

(a) Subject to Section 3.6, or other applicable provisions of this Agreement, if Holdings is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments (including payments following a Change of Control, as determined subject to the provisions of Section 3.6), Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of the group as a whole. For the avoidance of doubt, and with respect to clause (ii) of the preceding sentence, if Holdings is not a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return prior to a Change of Control, but becomes a member of such a group immediately following such Change of Control, then the actual Taxable income of Holdings for purposes of clause (ii)(A) of the first sentence of Section 3.6 shall be calculated based on the consolidated Taxable income of the group as a whole, while the Taxable income of Holdings for purposes of clause (ii)(B) of the first sentence of Section 3.6 shall be calculated based on the Taxable income of Holdings on a stand-alone basis as determined prior to the closing date of such Change of Control.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment (including payments following a Change of Control) or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality. WP and its assignees acknowledge and agree that the information of Holdings is confidential and, except in the course of performing any duties as necessary for Holdings and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of Holdings and its Affiliates and successors, learned by WP heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by Holdings or any of its Affiliates, becomes public knowledge (except as a result of an act of WP in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for WP to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, WP and each of their assignees (and each employee, representative or other agent of WP or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of Holdings, WP, and any of their transactions, and all materials of any kind (including Tax opinions or other Tax analyses) that are provided to WP relating to such Tax treatment and Tax structure. If WP or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, Holdings shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Holdings or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, WP reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by WP (or direct or indirect equity holders in WP) in connection with any Sale to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse Tax consequences to WP or any direct or indirect owner of WP, then at the election of WP and to the extent specified by WP, this Agreement shall cease to have further effect, or may be amended by in a manner determined by WP, provided that such amendment shall not result in an increase in any payments owed by Holdings under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Independent Nature of Rights and Obligations. The rights and obligations of WP hereunder are several and not joint with the rights and obligations of any other Person (including, for the avoidance of doubt, any rights and obligations that RIHI may have as a third-party beneficiary under Sections 3.3, 3.4, and 4.1(a)). WP shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall WP have the right to enforce the rights or obligations of any other Person hereunder. The obligations of WP hereunder are solely for the benefit of, and shall be enforceable solely by, Holdings. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by WP pursuant hereto or thereto, shall be deemed to constitute RIHI and WP acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that RIHI and WP are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and Holdings acknowledges that RIHI and WP are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, Holdings and WP have duly executed this Agreement as of the date first written above.

RE/MAX Holdings, Inc.

By:
Name:
Title:

Weston Presidio V, L.P.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement Between Holdings and WP]

Exhibit A

Joinder

This JOINDER (“Joinder”) to the Tax Receivable Agreement (as defined below) is dated as of         , and is entered into by and among RE/MAX Holdings, Inc., a Delaware corporation (“Holdings”), Weston Presidio V, L.P., a Delaware limited partnership (“Transferor”), and (“Permitted Transferee”).

WHEREAS, on         , the Permitted Transferee acquired (the “Acquisition”) the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement (as defined below) with respect to Preferred Units and Common Units that were previously sold by Transferor as described and set forth in greater detail in Annex A to this Joinder (the “Interest”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6 of the Tax Receivable Agreement, dated as of , between Holdings and Transferor (the “Tax Receivable Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. Permitted Transferee hereby acknowledges and agrees to become a Party to the Tax Receivable Agreement for all purposes of the Tax Receivable Agreement and to the extent of the Interest.

Section 1.3. Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.4. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware (without regard to any choice of law rules thereunder).

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:
Address for notices:

Annex A

Common Unit Holders and Transfers

Exhibit B

List of Pre-IPO Asset Acquisitions